Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-144002) pertaining to the Hercules Technology Growth Capital, Inc. 2004 Equity Incentive Plan, and Registration Statement (Form S-8 No. 333-146445) pertaining to the Hercules Technology Growth Capital, Inc. 2006 Non-Employee Director Plan of our report dated March 12, 2010, with respect to the consolidated financial statements of Hercules Technology Growth Capital, Inc. for the year ended December 31, 2009.

/s/ Ernst & Young LLP

San Francisco, California

March 8, 2012